UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Reliance Global Group, Inc.

(Exact name of registrant as specified in its charter)

Florida	46-3390293
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

300 Blvd. of the Americas, Suite 105 Lakewood, New Jersey	08701
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The Nasdaq Capital Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates (if applicable): Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act: None.

N/A

(Title of class)

Item 1. Description of Registrant’s Securities to be Registered.

On September 2, 2026, the Board of Directors of Reliance Global Group, Inc. (the “Company”) declared a dividend of one preferred share purchase right (a “Right”), payable on September 18, 2026, for each share of common stock, par value $0.086 per share, of the Company outstanding as of the close of business on September 18, 2026, to the stockholders of record on that date. In connection with the distribution of the Rights, the Company entered into a Rights Agreement (the “Rights Agreement”), dated as of September 3, 2026, between the Company and VStock Transfer, LLC, as rights agent.

Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Preferred Stock, par value $0.086 per share, of the Company (the “Preferred Shares”) at a price of $14.00 per one one-thousandth of a Preferred Share represented by a Right (the “Purchase Price”), subject to adjustment.

The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, which is incorporated herein by reference. The description of the Rights is incorporated herein by reference to the description set forth under Items 1.01 and 5.03 of the Company’s Current Report on Form 8-K filed on September 3, 2026, and is qualified in its entirety by reference to the full text of the Rights Agreement.

Item 2. Exhibits.

Exhibit No.	Description
3.1	Certificate of Designations of Series A Preferred Stock of Reliance Global Group, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on September 3, 2026).
4.1	Rights Agreement, dated as of September 3, 2026, between Reliance Global Group, Inc. and VStock Transfer, LLC, as rights agent (which includes the Form of Right Certificate attached as Exhibit B thereto) (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on September 3, 2026).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

RELIANCE GLOBAL GROUP, INC.

By:	/s/ Ezra Beyman
Name:	Ezra Beyman
Title:	Chief Executive Officer

Date: September 3, 2026